CUSIP No. 834453 10 2                                         Page 1 of 10 Pages


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILES PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. )(1)

                          Somaxon Pharmaceuticals, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.0001 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   834453 10 2
-------------------------------------------------------------------------------

                                December 14, 2005
-------------------------------------------------------------------------------

              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)




-----------------------

         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 834453 10 2                                         Page 2 of 10 Pages

1)   Name of Reporting Person                         Domain Partners
     I.R.S. Identification                            VI, L.P.
     No. of Above Person
     (Entities Only)
-------------------------------------------------------------------------------
2)   Check the Appropriate Box                        (a) [X]
     if a Member of a Group                           (b) [ ]
-------------------------------------------------------------------------------

3)   SEC Use Only
-------------------------------------------------------------------------------

4)   Citizenship or Place                             Delaware
     of Organization
-------------------------------------------------------------------------------
Number of                     5)   Sole Voting        2,856,789 shares
Shares Beneficially                Power              of Common Stock
Owned by Each
Reporting Person
With
                              -------------------------------------------------
                              6)   Shared Voting
                                   Power              -0-
                              -------------------------------------------------
                              7)   Sole Disposi-      2,856,789 shares
                                   tive Power         of Common Stock
                              -------------------------------------------------
                              8)   Shared Dis-
                                   positive Power     -0-
                              -------------------------------------------------

9)   Aggregate Amount Beneficially                    2,856,789 shares
     Owned by Each Reporting person                   of Common Stock
-------------------------------------------------------------------------------

10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
-------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                   15.8%
     Amount in Row (9)
-------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                           PN

CUSIP No. 834453 10 2                                         Page 3 of 10 Pages


1)   Name of Reporting Person                         DP VI Associates,
     I.R.S. Identification                            L.P.
     No. of Above Person
     (Entities Only)
-------------------------------------------------------------------------------
2)   Check the Appropriate Box                        (a) [X]
     if a Member of a Group                           (b) [   ]
-------------------------------------------------------------------------------
3)   SEC Use Only
-------------------------------------------------------------------------------
4)   Citizenship or Place                             Delaware
     of Organization
-------------------------------------------------------------------------------
Number of                     5)   Sole Voting        32,297 shares
Shares Beneficially                Power              of Common Stock
Owned by Each
Reporting Person
With
                              -------------------------------------------------
                              6)   Shared Voting
                                   Power              -0-
                              -------------------------------------------------
                              7)   Sole Disposi-      32,297 shares
                                   tive Power         of Common Stock
                              -------------------------------------------------
                              8)   Shared Dis-
                                   positive Power     -0-
                              -------------------------------------------------
9)   Aggregate Amount Beneficially                    32,297 shares
     Owned by Each Reporting person                   of Common Stock
-------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
-------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                   0.2%
     Amount in Row (9)
-------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                           PN

CUSIP No. 834453 10 2                                         Page 4 of 10 Pages

1)   Name of Reporting Person                         Domain Associates
     I.R.S. Identification                            L.L.C.
     No. of Above Person
     (Entities Only)
-------------------------------------------------------------------------------
2)   Check the Appropriate Box                        (a) [X]
     if a Member of a Group                           (b) [ ]
-------------------------------------------------------------------------------

3)   SEC Use Only
-------------------------------------------------------------------------------

4)   Citizenship or Place                             Delaware
     of Organization
-------------------------------------------------------------------------------
Number of                     5)   Sole Voting        19,166 shares
Shares Beneficially                Power              of Common Stock
Owned by Each
Reporting Person
With
                              -------------------------------------------------
                              6)   Shared Voting
                                   Power              -0-
                              -------------------------------------------------
                              7)   Sole Disposi-      19,166 shares
                                   tive Power         of Common Stock
                              -------------------------------------------------
                              8)   Shared Dis-
                                   positive Power     -0-
                              -------------------------------------------------

9)   Aggregate Amount Beneficially                    19,166 shares
     Owned by Each Reporting person                   of Common Stock
-------------------------------------------------------------------------------

10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
-------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                   less than 0.1%
     Amount in Row (9)
-------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                           OO

CUSIP No. 834453 10 2                                         Page 5 of 10 Pages


                                  Schedule 13G

Item 1(a)     -   Name of Issuer:  Somaxon Pharmaceuticals, Inc.

Item 1(b)     -   Address of Issuer's Principal Executive Offices:

                  12750 High Bluff Drive, Suite 310
                  San Diego, CA  92130

Item 2(a)     -   Name of Person Filing:

                  This statement is being filed by Domain Partners VI, L.P., a Delaware limited partnership ("Domain VI"), DP VI Associates, L.P., a Delaware limited partnership ("DP VI
                  A"), and Domain Associates, L.L.C., a Delaware limited liability company (collectively, the "Reporting Persons").

Item 2(b)     -   Address of Principal Business Office:

                  One Palmer Square
                  Princeton, NJ  08542

Item 2(c)     -   Place of Organization:

                  Domain VI:  Delaware
                  DP VI A:  Delaware
                  DA:  Delaware

Item 2(d)     -   Title of Class of Securities:

                  Common Stock, $.0001 par value

Item 2(e)     -   CUSIP Number:  834453 10 2

Item 3        -   Statements Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

                  Not applicable.

CUSIP No. 834453 10 2                                         Page 6 of 10 Pages

Item 4        -   Ownership.

                  (a) Amount Beneficially Owned:

                  Domain VI:  2,856,789 shares of Common Stock
                  DP VI A:  32,297 shares of Common Stock
                  DA:  19,166 shares of Common Stock

                  (b) Percent of Class:

                  Domain VI:  15.8%
                  DP VI A:  0.2%
                  DA:  less than 0.1%

                  (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote:

                  Domain VI:  2,856,789 shares of Common Stock
                  DP VI A:  32,297 shares of Common Stock
                  DA:  19,166 shares of Common Stock

                  (ii) shared power to vote or to direct the vote: -0-

                  (iii) sole power to dispose or to direct the disposition of:

                  Domain VI:  2,856,789 shares of Common Stock
                  DP VI A:  32,297 shares of Common Stock
                  DA:  19,166 shares of Common Stock

                  (iv) shared power to dispose or to direct the disposition of:
                        -0-

Item 5        -   Ownership of Five Percent or Less of a Class:

                  Not applicable.

Item 6        -   Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable.

Item 7        -   Identification and Classification of the Subsidiary Which
                  Acquired the Security Being Reported on by the Parent
                  Company:

                  Not applicable.

CUSIP No. 834453 10 2                                         Page 7 of 10 Pages

Item 8        -   Identification and Classification of Members of the Group:

                  See Exhibit 2.

                  Item 9 - Notice of Dissolution of Group:

                  Not applicable.

Item 10       -   Certification:

                  Not applicable.

CUSIP No. 834453 10 2                                         Page 8 of 10 Pages

Signature:

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


                                        DOMAIN PARTNERS VI, L.P.
                                        By:  One Palmer Square Associates
                                        VI, L.L.C., General Partner

                                        By /s/ Kathleen K. Schoemaker
                                          ---------------------------------
                                               Managing Member

                                        DP VI ASSOCIATES, L.P.
                                        By:  One Palmer Square Associates
                                        VI, L.L.C., General Partner


                                        By /s/ Kathleen K. Schoemaker
                                          ---------------------------------
                                               Managing Member


                                        DOMAIN ASSOCIATES, L.L.C.


                                        By  /s/  Kathleen K. Schoemaker
                                          ---------------------------------
                                                 Managing Member



Date:  January 17, 2006

CUSIP No. 834453 10 2                                         Page 9 of 10 Pages

                                                                       EXHIBIT 1

                                  AGREEMENT OF
                            DOMAIN PARTNERS VI, L.P.,
                             DP VI ASSOCIATES, L.P.
                                       AND
                            DOMAIN ASSOCIATES, L.L.C.
                            PURSUANT TO RULE 13d-1(f)

          The undersigned hereby agree that the Information Statement on
Schedule 13G to which this Agreement is annexed as Exhibit 1 is filed on behalf of each of them in accordance with provisions of 13d-1(f) under the Securities Exchange Act of 1934, as amended.


                                        DOMAIN PARTNERS VI, L.P.
                                        By:  One Palmer Square Associates
                                        VI, L.L.C., General Partner

                                        By /s/ Kathleen K. Schoemaker
                                          ---------------------------------
                                               Managing Member

                                        DP VI ASSOCIATES, L.P.
                                        By:  One Palmer Square Associates
                                        VI, L.L.C., General Partner


                                        By /s/ Kathleen K. Schoemaker
                                          ---------------------------------
                                               Managing Member


                                        DOMAIN ASSOCIATES, L.L.C.


                                        By  /s/  Kathleen K. Schoemaker
                                          ---------------------------------
                                                 Managing Member



Date:  January 17, 2006

CUSIP No. 834453 10 2                                        Page 10 of 10 Pages

                                                                       EXHIBIT 2

                        Identification and Classification
                             of Members of the Group


          Domain Partners VI, L.P., DP VI Associates, L.P. and Domain Associates, L.L.C. are filing this statement on Schedule 13G as a group.

          Domain Partners VI, L.P. is a Delaware limited partnership. Its sole general partner is One Palmer Square Associates VI, L.L.C., a Delaware limited liability company.

          DP VI Associates, L.P. is a Delaware limited partnership. Its sole general partner is One Palmer Square Associates VI, L.L.C., a Delaware limited liability company.

          Domain Associates, L.L.C. is a Delaware limited liability company.